Exhibit 5.1
[Letterhead of Debevoise & Plimpton LLP]
May 12, 2008
The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut 06115
Ladies and Gentlemen:
     This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-142044), as amended (the “Registration Statement”), and the Prospectus Supplement, dated May 7, 2008 (the “Prospectus Supplement”), to the Prospectus dated April 11, 2007, of The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of $500,000,000 aggregate principal amount of the Company’s 6.000% Senior Notes due January 15, 2019 (the “Notes”) issued pursuant to the Senior Indenture (the “Indenture”), dated as of April 11, 2007 between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).
     In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and its subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Company and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and its subsidiaries and others delivered to us and the representations and warranties contained in or made pursuant to the underwriting agreement and the pricing agreement pursuant to which the Notes were sold and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) that the Trustee had and has the power and authority to execute and deliver, and to perform its obligations under, the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and

(vii) the due authentication and delivery of the Notes on behalf of the Trustee in the manner provided in the Indenture.
     Based on and subject to the foregoing, we are of the opinion that the Notes have been validly issued and constitute valid and binding obligations of the Company entitled to the benefits provided by the Indenture.
     The opinion set forth above is subject to the following limitations and qualifications:
     (a) Our opinion is subject to the effects of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in law or equity), (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations with respect to enforceability of provisions providing for indemnification or contribution arising under applicable law (including court decisions) or public policy.
     (b) We express no opinion as to the priority status under the Bankruptcy Code (11 U.S.C. §§ 101 – 1330, as amended) of the Notes.
     (c) Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture or the Notes that purports to (i) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (ii) constitute a waiver of inconvenient forum or improper venue or (iii) relate to the subject matter jurisdiction of a court to adjudicate any controversy. In addition, the enforceability of any provision in the Indenture or the Notes to the effect that (x) the terms thereof may not be waived or modified except in writing, (y) the express terms thereof supersede any inconsistent course of dealing, performance or usage or (z) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances.
     (d) We express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to either the Indenture or the Notes or the transactions contemplated thereby.
     The opinion expressed herein is limited to the laws of the State of New York as currently in effect and we do not express any opinion herein concerning any other laws.

     We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K filed on May 12, 2008, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Validity of the Notes” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Debevoise & Plimpton LLP

3